Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-196882 on Form N-14 for our report dated October 29, 2013, relating to the financial statements and financial highlights of BlackRock Income Trust, Inc., BlackRock Income Opportunity Trust, Inc., and BlackRock Core Bond Trust, appearing in each respective fund’s Annual Report on Form N-CSR for the year ended August 31, 2013, and to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the joint Proxy Statement/Prospectus which is part of such Registration Statement.

Boston, Massachusetts

August 8, 2014